Exhibit 10.1

January 25, 2024

David W. Moon
1717 Doolittle Drive
San Leandro, CA 94577

Re: Offer of Employment with Energy Recovery, Inc., as President and Chief Executive Officer

Dear David;

On behalf of the Board of Directors of Energy Recovery, Inc (“ERII” or the “Company), I am pleased to confirm your appointment to the position of President and Chief Executive Officer of ERII, reporting to the Board of Directors, subject to the following terms and conditions.

Effective Date and Salary. Your appointment as President and Chief Executive Officer was effective January 16, 2024. In connection with your role, you will receive a bi-weekly salary of $21,923.08 per pay period (annualized $570,000.08), less deductions authorized or required by law, which will be paid bi-weekly in accordance with the Company’s standard payroll procedures. Since you are now a full-time employee, you will no longer receive any separate compensation for your role as a Director of ERII.

Annual Incentive Plan. You will be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) pursuant to which you may receive from zero (0%) to one hundred fifty percent (150%) of your base salary as a bonus for achieving performance goals established by the Board of Directors each year.

Long Term Incentive Plan. Subject to the approval and discretion of the Company’s Board of Directors or its Compensation Committee, each year you may continue to be granted additional equity awards under the Company’s 2016 Incentive Plan. The awards will generally be in the form of options to purchase the Company’s common stock, restricted stock units (RSUs) or and performance stock units (PSUs) or some combination thereof. The exercise price per share of an option award or the value of the RSUs and PSUs will be equal to the closing price on NASDAQ of a share of the Company’s common stock on the day the Committee approves your grant, and all awards will be subject to the terms and conditions for the 2020 Incentive Plan or such other Plan the Board and shareholders may approve and any award agreement.

Change of Control. In connection with your appointment, you will be named as a Participant in the Company’s Change in Control Plan (“CCP”), as amended.

Termination for Convenience. In connection with your appointment, you will be named as a Participant in the Company’s Severance Plan, as amended.

Resignation from Board. In the event your employment as President and Chief Executive Officer is terminated for any reason or you otherwise becomes unaffiliated with the Company, you shall, and do hereby agree to, tender your written resignation from the Board of Directors and all other positions with any subsidiaries of the Company on the date of termination, resignation or non-affiliation. In the event you do not promptly provide your written resignation, this provision of the Agreement shall serve as your voluntary and irrevocable resignation from the Board of Directors and all other positions with any subsidiaries of the Company.

Benefits. As a full-time employee, you will be eligible to receive employee benefits including, paid-time-off under the company’s DTO “Discretionary Time Off” policy, medical, dental and vision insurance for you and your dependents; as well as long-term disability and life insurance. Your eligibility to participate in these programs will begin the first of the month following your date of hire. Please note that the benefits program may change from time to time at the Company’s discretion.

Employment Status. Although your status may change, your employment with the Company remains “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer letter. In addition, although your job duties, compensation, benefits, as well as the Company’s personnel policies and procedures may change in the future, the “at will” nature of your employment may not be changed.

Relocation. The Company authorizes a one-time gross lump sum allowance in the amount of $100,000, plus a tax gross-up utilizing the marginal method as calculated by the Company’s relocation service provider. The lump sum payment will appear in your pay check in the near term. This sum shall constitute full and total reimbursement for costs associated with your relocation from Texas to California.

Thank you for signing and returning this offer letter to William Yeung, Chief Legal Officer and Secretary to the Board of Directors.

Sincerely,

/s/ Joan Chow
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Joan Chow
Chair of the Compensation Committee
On behalf of the ERII Board of Directors

I hereby accept the foregoing offer of employment and acknowledge that no representations, offer, commitments, other than those contained herein, have been issued, given, or made to me whatsoever. I understand that this agreement does not constitute a guarantee of employment for a fixed period.

/s/ David W. Moon
__________________________________
David W Moon

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